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Rider -- Estate Growth Agreement -- Automatic
         Increases In Specified Amount

The Penn Mutual Life Insurance Company agrees, subject to the provisions of this agreement, to provide the Estate Growth Benefit.

This supplemental agreement is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this agreement.

Estate Growth Benefit -- While this supplemental agreement is in force the Specified Amount of this policy will automatically be increased on each policy anniversary beginning with the first policy anniversary and ending with the earlier of:

(a) the policy anniversary which is nearest to the younger insured's 80th birthday; and
(b) (i) if the Estate Growth Benefit percentage shown on Page 3 is 3%, the 33rd anniversary of this policy;
          or
     (ii) if the Estate Growth Benefit percentage shown on Page 3 is 6%, the 16th anniversary of this policy.

Each increase in the Specified Amount will be equal to the initial Specified Amount of this policy multiplied by the Estate Growth Beneift percentage shown on Page 3.

The Specified Amount shown on Page 3 of the policy to which this agreement is attached may be increased only by the automatic increases provided by this supplemental agreement.

Each increase in the Specified Amount will be subject to the following conditions:

(1) The increase will be in the same premium class for each insured as applicable to the initial Specified Amount in the policy to which this agreement is attached.
(2) The increase will be subject to the limitations of risk applicable to the initial Specified Amount in the policy to which this agreement is attached.
(3) The increase will be at the Cost of Insurance Rate then applicable in the policy to which this agreement is attached.

Incontestability -- This agreement will be incontestable after it has been in force during the life of each insured for two yers from its effective date.

Termination -- This agreement will terminate upon the earliest to occur of:

(a) lapse of this policy;
(b) surrender of this policy;
(c)  the policy anniversary nearest to the 80th birthday of the younger insured;
(d) (i) if the Estate Growth Benefit percentage shown on Page 3 is 3%, the 33rd anniversary of this policy; (ii) if the Estate Growth percentage shown on Page 3 is 6%, the 16th anniversary of this policy;
(e) receipt by Penn Mutual of written request by the Pwner to change the policy to paid-up life insurance;
(f) receipt by Penn Mutual of written request by the Owner to terminate this agreement;
(g) receipt by Penn Mutual of written request by the Owner to reduce the Specified Amount of this policy; and
(h) the date of the second death of an Insured.

Effective Date--The Effective Date of this agreement is the same as the Date of Issue of this policy unless another Effective Date is shown below.



/s/ Robert E. Chappell
--------------------------------
Chairman and
Chief Executive Officer